Exhibit 1.1

Articles of Association for Eksportfinans ASA

This is an unauthorized translation of the controlling Norwegian text

The Articles of Association were last amended on April 14, 2016

Eksportfinans ASA, Dronning Mauds gate 15, No-0250 Oslo-P.O. Box 1601 Vika, No-0119 Oslo, Norway
      Telephone : 2201 2201
      Fax: 22 01 22 02
      Organization number: 816521 432

Articles of Association for Eksportfinans ASA

I Company, Location of office, Objectives

§ 1

Eksportfinans ASA is a public limited liability company.

The Company’s registered office is located in Oslo.

§ 2

The objective of the Company is to conduct financial operations.

The operations include inter alia financing:

A. for the export industries, including but not limited to:

(i) export of goods and services,

(ii) the establishment and acquisition of manufacturing facilities and companies,

(iii) investments in export generating means of production and plant,

(iv) the establishment of foreign stocks of goods, or

(v) domestic contracts where foreign credit is a competitive factor;

B. as requested or of objectives approved by Norwegian authorities, or

C. directly or indirectly to regional and local authorities' objectives.

Financing operations means operations as defined in the Financial Companies Act of 10 April, 2015 No. 17, including without limitation the raising of debt and other financial transactions and management of borrowed and own liquid funds.

II Shareholders, Acquisition of shares, Registration of shares

§ 3

Only banks and the Norwegian State may own shares in the Company.

The Company’s shares are registered in the Norwegian Registry of Securities.

III Risk capital

§ 4

The share capital is NOK 2,771,097,000 distributed on 263,914 shares at a face value of NOK 10,500. The share capital is fully paid.

All shares each carry one vote in the Company’s annual General Meeting.

The Company’s risk capital shall at all times meet the requirements of the laws.

Raising of subordinated loan capital and issuance of capital contribution securities require a resolution adopted by the General Meeting with the support as for amendment of the Articles of Association or by the Board of Directors according to a power of attorney from the General Meeting adopted with the same support. The power of attorney shall have a maximum amount and expiry date no later than next year’s ordinary General Meeting.

IV The Board

§ 5

The Board of Directors is elected by the General Meeting, based on recommendations by the Nomination Committee. The Board of Directors shall have a minimum of six, and a maximum of eight members. Board members elected by the Shareholders are elected for a term of one year each. One member and one observer with alternates are elected by and among the employees. These are each elected for a period of two years.

§ 6

The Chair shall ensure that Board meetings are held at least once every quarter, and otherwise as often as required by the activities of the Company or when a Director of the Board so demands.

To be valid, a Board resolution must have been adopted at a meeting where at least half of the Directors have voted in favor of the resolution.

§ 7

The Board shall appoint the Chief Executive Officer. The affairs of the Company pertains to the Board of Directors.

The Board is thus vested with the authority, inter alia, to:

1. Make decisions on raising loans.

2. Grant loans and stipulate loan terms.

3. Decide on the management of the Company’s liquid funds.

4. Grant procuration and special authorizations.

The Company is committed by two Directors jointly. The Chief Executive Officer is authorized to commit the Company by his signature alone.

The Chief Executive Officer is in charge of the day-to-day management of the Company in accordance with the instructions and authorizations issued by the Board.

V Audit

§ 8

The Auditor shall be a chartered accountant.

VI General Meeting

§ 9

The General Meeting exercises the supreme authority of the Company.

An ordinary General Meeting shall be held each year within the end of April.

An extraordinary General Meeting shall be held when considered necessary by the Board.

A General Meeting is convened by the Board and opened by the Chair of the Board. The notice of meeting shall be given in writing with at least 14 days’ notice for an ordinary General Meeting and/or extraordinary General Meeting.

§ 10

At the ordinary General Meeting the following business shall be dealt with and decided:

1. Approval of the Annual accounts and the Board’s annual report including the dividends.

2. Application of the profit for the year or coverage of the deficit in accordance with the appointed balance sheet.

3. Election of members of the Board of Directors, including Chair and Deputy Chair.

4. Election of the members of the Nomination Committee.

5. Election of the Auditor

6. Resolve the Board of Directors’ statement regarding remuneration for senior employees.

7. Stipulation of remuneration to the Company’s elected officers and the Auditor.

8. Other matters pertaining by law or these Articles of Association to the General Meeting.

VII Nomination Committee

§ 11

The Shareholders’ election of members to the Board of Directors, Chair and Deputy Chair of the Board is prepared by a Nomination Committee. The Nomination Committee has four members. These, including the Chair, are elected by the General Meeting. Three of the members shall be representatives of the Shareholders.

The members of the Nomination Committee are elected for a period of two years. The Chair of the Board and the Chief Executive Officer shall, without voting rights, be called to at least one meeting before the Committee makes its final recommendations.

The Nomination Committee shall be informed of the member and observer, with alternates, who have been elected to the Board by and among the employees.

VIII The Company’s activities

§ 12

The Company may issue bonds or raise long-term or short-term loans in other forms. The Company may raise loans in the Norwegian and international money and capital markets.

In financial transactions and in the management of borrowed and own liquid funds the Company may employ financial instruments such as deposits, securities, swaps, options, warrants etc.

§ 13

The operations of the Company shall be conducted in accordance with commercial principles.

Loans shall be made:

1. with the support of guarantees from Norwegian or foreign banks, Norwegian or foreign insurance companies, Norwegian or foreign companies which without credit support or specific security are considered to be capable of raising long term loans in the international capital markets and money markets, the Norwegian Government or legal entities (including the Norwegian Guarantee Institute for Export Credits) whose guarantee may be equated with a guarantee from the Norwegian Government or guarantees from sovereign states and their regional or local authorities with high creditworthiness, including legal entities whose guarantee may be equated with a guarantee from a sovereign state or its regional or local authorities with high creditworthiness, or

2. with the support of mortgages on bank deposits in Norwegian and foreign banks, bonds and other negotiable debt instruments issued or guaranteed by legal persons who may issue a guarantee under paragraph 1. above, or real estate up to 50 per cent of an acceptable assessed value for loan purposes,

or

3. without additional credit support if the borrower is a legal entity which may issue a guarantee under paragraph 1. above.

IX Annual accounts

§ 14

The financial year shall coincide with the calendar year.

Extracts of the accounts shall be published in the daily press after consideration by the General Meeting and at the latest by the end of April.

X Miscellaneous provisions

§ 15

These Articles of Association enters into force and effect upon being approved according to the Financing Companies Act § 7-10 with regulation.